Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-55002 and 333-139819) of Northwest Natural Gas Company of our report dated June 29, 2011 relating to the financial statements of Northwest Natural Gas Company Retirement K Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Portland, Oregon
June 29, 2011